Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b)(3) and Rule 424(b)(7)
(To Prospectus dated August 22, 2006)	Registration Number 333-136819
$143,750,000
QUANTA SERVICES, INC.
3.75% Convertible Subordinated Notes Due 2026
and the Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by selling security holders of our 3.75% Convertible Subordinated Notes Due 2026 and the shares of our common stock issuable upon conversion of the notes.
     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the original prospectus dated August 22, 2006, Supplement No. 1 to such prospectus dated August 31, 2006, Supplement No. 2 to such prospectus dated September 14, 2006 and Supplement No. 3 to such prospectus dated September 28, 2006. The terms of the notes are set forth in the original prospectus.
Investing in these securities involves risks. See “Risk Factors” beginning on page 10 of the prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the shares of common stock issuable upon conversion of the notes or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 1, 2006.

SELLING SECURITY HOLDERS
     The information in the table appearing under the heading “Selling Security Holders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus and by supplementing the information with respect to other persons previously listed in the prospectus that are listed below. This information was furnished to us by the selling security holders listed below on or before October 31, 2006.
     Based on information provided by the selling security holders, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years.

Name	Principal Amount of Notes Beneficially Owned and Offered	Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Offered	Shares of Common Stock Beneficially Owned After Offering	Percentage of Common Stock Outstanding
1976 Distribution Trust FBO A.R. Lauder(1)	$7,000	*	313	313	—	—

2000 Revocable Trust FBO A.R. Lauder(1)	$6,000	*	268	268	—	—

Alcon Laboratories(1)	$605,000	*	26,997	26,997	—	—

Arlington County Employee Retirement System(1)	$867,000	*	38,689	38,689	—	—

British Virgin Islands Social Security Board(1)	$200,000	*	8,925	8,925	—	—

City University of New York(1)	$173,000	*	7,720	7,720	—	—

Grady Hospital(1)	$166,000	*	7,408	7,408	—	—

Independence Blue Cross(1)	$690,000	*	30,790	30,790	—	—

New Orleans Firefighters(1)	$101,000	*	4,507	4,507	—	—

Occidental Petroleum(1)	$386,000	*	17,225	17,225	—	—

Police & Firemen of the City of Detroit(1)	$569,000	*	25,391	25,391	—	—

Promutual(1)	$1,095,000	*	48,863	48,863	—	—

San Francisco Public Employees Retirement System(1)	$1,716,000	1.19%	76,573	76,573	—	—

The Grable Foundation(1)	$78,000	*	3,481	3,481	—	—

Trustmark Insurance(1)	$363,000	*	16,199	16,199	—	—

*	Less than one percent

(1)	Tracy Maitland has voting and dispositive power over the securities held by this security holder.